SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                 Date of Earliest Event Reported: April 30, 2001

                            WORLDWIDE PETROMOLY, INC.
             (Exact name of registrant as specified in its charter)

            Colorado                     000-24682             84-1125214
(State or other jurisdiction       (Commission File Number)   (IRS Employer
of incorporation or organization)                            Identification No.)

                       1300 Post Oak Boulevard, Suite 1985
                              Houston, Texas 77056
          (Address of principal executive offices, including zip code)

                                 (713) 892-5823
              (Registrant's telephone number, including area code)


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Item  5.     Other  Events.

     On April 30, 2001, we amended the Agreement and Plan of Merger dated March 26, 2001 (the "Original Merger Agreement") by and among ourselves, Petro Merger, Inc., a Georgia corporation (our wholly owned subsidiary) ("Petro Merger"), Gilbert Gertner, our Chairman of the Board, Small Town Radio, Inc., a Georgia corporation ("STR"), and certain individual Shareholders of STR (the "Amended Merger Agreement"). The Amended Merger Agreement provides for a closing date of May 31, 2001. In all other respects, the Amended Merger Agreement has the same terms as the Original Merger Agreement.

STR is a recently formed company based in Atlanta, Georgia, which intends to acquire, integrate and operate a number of radio stations, primarily in smaller, non-rated markets in the Southeast. Non-rated markets are markets in which the audience size is not measured by a national rating service.

     The Amended Merger Agreement was approved by the Board of Directors, subject to certain conditions of closing which are identical to those in the Original Merger Agreement and include the receipt of not less than $4,000,000 in cash at closing, which we will use after the closing to undertake our new business plan, a fairness opinion being received by the Board of Directors as to the fairness to our shareholders from a financial point of view, and other standard closing conditions for an acquisition of this size and nature. If the transactions contemplated by the Amended Merger Agreement have not become effective and the closing has not occurred by May 31, 2001, then the Amended Merger Agreement and all related ancillary agreements shall terminate, unless extended by the parties. The Amended Merger Agreement was the result of good faith arms-length negotiations among the parties. Although the parties intend to continue in good faith to complete the merger, certain of the conditions are outside of the parties' control, and no assurance can be given that all of the conditions to the closing of the Amended Merger Agreement will be met or waived or that the merger will actually close.

Item  7.     Financial  Statements  and  Exhibits

(a)          Financial  Statements:

                  None.

(b)          Exhibits:

                   2.2     Amended  Agreement  and  Plan  of  Merger

                   99.1     Press  Release


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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             WORLDWIDE  PETROMOLY,  INC.

                                             ___________________________________
Date:  May  3,  2001                         By:  /s/  Lance  Rosmarin
                                             Lance  Rosmarin,  President


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